Exhibit 5.1

[LETTERHEAD OF CAHILL GORDON & REINDEL]

February 4, 2009

(212) 701-3000

Broadridge Financial Solutions, Inc.
2 Journal Square Plaza
Jersey City, NJ 07306

Re: Broadridge Financial Solutions, Inc.

Ladies and Gentlemen:

We have acted as counsel to Broadridge Financial Solutions, Inc., a Delaware corporation (the “Company”), in connection with the Form S-8 Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) registering under the Securities Act of 1933, as amended (the “Act”), 2,700,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), to be issued pursuant to the Broadridge Financial Solutions, Inc. 2007 Omnibus Award (the “Plan”).

We have examined copies of such corporate records and made such inquiries as we have deemed necessary for purposes of rendering the opinion set forth below.

Based upon the foregoing, in our opinion, the shares of Common Stock to be issued by the Company when issued in the manner contemplated by the Plan will be, legally issued, fully paid and non-assessable.

In rendering the opinion set forth above, we express no opinion as to the laws of any jurisdiction other than the General Corporation law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ CAHILL GORDON & REINDEL LLP